Exhibit 5.1

SEWARD & KISSEL LLP ONE BATTERY PARK PLAZA NEW YORK, NEW YORK 10004 TELEPHONE: (212) 574-1200 FACSIMILE: (212) 480-8421 WWW.SEWKIS.COM	901 K STREET, NW WASHINGTON, DC 20001 TELEPHONE: (202) 737-8833 FACSIMILE: (202) 737-5184

February 4, 2025

Heidmar Maritime Holdings Corp.

89 Akti Miaouli

Piraeus 18538, Greece

Re:  Heidmar Maritime Holdings Corp.

Ladies and Gentlemen:

We have acted as United States and Marshall Islands counsel to Heidmar Maritime Holdings., a corporation organized under the laws of the Republic of the Marshall Islands (the “Company”), in connection with the Company’s Registration Statement on Form F-4 (File No. 333-284004), as filed with the U.S. Securities and Exchange Commission (the “Commission”) on December 23, 2024, as thereafter amended or supplemented (the “Registration Statement”), with respect to the issuance of up to 56,752,635 shares of the Company’s common stock, par value $0.001 per share (the “Shares”). The Registration Statement relates to (a) the merger of HMR Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”), with and into MGO Global Inc., a Delaware Corporation (“MGO”), with MGO as the surviving corporation as a wholly-owned subsidiary of the Company (the “Merger”), pursuant to the Business Combination Agreement dated June 18, 2024, by and among the Company, Merger Sub, MGO, Heidmar Inc., a company organized under the laws of the Republic of the Marshall Islands (“Heidmar”) and the equityholders of Heidmar (as amended from time to time, the “Business Combination Agreement”), and (b) acquisition by the Company of all outstanding securities of Heidmar from the equityholders of Heidmar, pursuant to which Heidmar will become a wholly-owned subsidiary of the Company (the “Share Acquisition” and together with the Merger, the “Business Combination”), pursuant to the Business Combination Agreement, as described in the form of Proxy Statement/Prospectus included in the Registration Statement (the “Proxy/Prospectus”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement; (ii) the Proxy/Prospectus; (iii) the Business Combination Agreement; and (vi) such corporate documents and records of the Company and

Heidmar Maritime Holdings Corp.

February 4, 2025

such other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, the genuineness of all signatures and the legal competence or capacity of persons or entities to complete the execution of documents. As to various questions of fact which are material to the opinions hereinafter expressed, we have relied upon statements or certificates of public officials, directors of the Company and others.

We have further assumed for the purposes of this opinion, without investigation, that (i) all documents contemplated by the Proxy/Prospectus to be executed in connection with the Business Combination have been duly authorized, executed and delivered by each of the parties thereto other than the Company, and (ii) the terms of the Business Combination comply in all respects with the terms, conditions and restrictions set forth in the Proxy/Prospectus and all of the instruments, agreements and other documents relating thereto or executed in connection therewith.

Based upon and subject to the foregoing, and having regard to such other legal considerations which we deem relevant, we are of the opinion that under the laws of the Republic of the Marshall Islands, the Shares have been duly authorized and, when issued and paid for in the manner contemplated by the Proxy/Prospectus and in accordance with the terms and conditions set forth in the Business Combination Agreement, will be validly issued, fully paid for and non-assessable.

This opinion is limited to the laws of the State of New York and the Republic of the Marshall Islands as in effect on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to each reference to us and the discussions of advice provided by us under the heading “Legal Matters” in the Proxy/Prospectus, without admitting we are “experts” within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder with respect to any part of the Registration Statement.

Very truly yours,

/s/ Seward & Kissel LLP